Exhibit 99(b)

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC CONSOLIDATED,
A DEBTOR-IN-POSSESSION
CONSOLIDATED EBITDA RECONCILIATION
(millions of dollars)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2016	2015	2016	2015 (d)
Net loss	$(343)	$(1,336)	$(3,684)	$(6,779)
Income tax expense (benefit)	6	(292)	(581)	(2,203)
Interest expense and related charges	335	315	1,309	1,179
Depreciation and amortization	139	215	776	1,054
EBITDA	$137	$(1,098)	$(2,180)	$(6,749)
Amortization of nuclear fuel	34	38	141	135
Purchase accounting adjustments (a)	(6)	(4)	(18)	12
Impairment and write-off of other assets	20	735	1,911	5,675
Impairment of goodwill	—	700	1,500	2,300
EBITDA amount attributable to consolidated unrestricted subsidiaries	(4)	(6)	(24)	(22)
Unrealized net (gain) loss resulting from hedging transactions	41	(102)	24	(89)
Noncash realized gain on termination of natural gas hedging positions	—	—	—	(117)
Transition and business optimization costs	4	3	15	14
Reorganization items (b)	22	73	50	593
Restructuring and other	22	12	27	11
Expenses incurred to upgrade or expand a generation station (c)	28	35	100	100
Additional prescribed EBITDA (d)	—	—	—	10
Expenses related to unplanned generation station outages	—	4	—	83
Consolidated EBITDA	$298	$390	$1,546	$1,956
___________

(a)
Purchase accounting adjustments include amortization of the intangible net asset value of retail and wholesale power sales agreements, environmental credits, coal purchase contracts, nuclear fuel contracts and power purchase agreements and the stepped up value of nuclear fuel. Also include certain credits and gains on asset sales not recognized in net income due to purchase accounting.

(b)	Reorganization items includes expenses and income directly associated with the Chapter 11 Cases.

(c)	Expenses incurred to upgrade or expand a generation station represent noncapital outage costs.

(d)
In accordance with the DIP Facility agreement, twelve months ended March 31, 2015 results are comprised of May 2014 through March 2015 actual results plus an additional prescribed consolidated EBITDA amount for April 2014.